Exhibit 10.8

DISTRIBUTION AND SUPPLY AGREEMENT

This DISTRIBUTION AND SUPPLY AGREEMENT (“Agreement”) is made as of July 30 2013 (the “Effective Date”) by and between NIBEC Co. Ltd., a corporation organized and existing under the laws of Korea, with a principal place of business at Iwol electricity-electronic Agro-Industrial Complex, 1127, Sinwol-ri, Iwol-myeon, Jincheon-gun, Chungcheonguk-do, Korea (“NIBEC”) and the Keystone Dental, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, United States of America, with a principal place of business at 144 Middlesex Turnpike, Burlington, MA 01803 (“KEYSTONE DENTAL”), (each, individually, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, NIBEC has developed an anorganic bone product made from bovine bone (the “Product”); and

WHEREAS, NIBEC holds a CE mark and the United States FDA registration for such Product permitting commercial sale and distribution of such Product in all countries of the European Union as well as the United States and has applied for such registration in Canada;

WHEREAS, KEYSTONE DENTAL wishes to obtain the right to distribute such Product for sale in the United States of America, Canada, Europe, Chile and possibly other jurisdictions; and

WHEREAS, NIBEC has agreed, subject to the terms and conditions contained herein, to appoint KEYSTONE DENTAL as its exclusive distributor of the Product in the Territory (as defined below) within the Field of Use (as defined below) and to supply KEYSTONE DENTAL with commercial quantities of the Product for distribution and sale; and

WHEREAS, the Parties have agreed to the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and the covenants and conditions herein contained, the Parties hereby agree as follows:

1. DEFINITIONS

Without limiting any other terms defined herein, as used in this Agreement the following terms shall have the following respective meanings:

1.1. “Affiliate” means any company, corporation, business or entity controlled by, controlling, or under common control with either the Company or Distributor. “Control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such corporation or other business or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such company, corporation, business or entity, by contract, law or otherwise.

1.2. “Agreement” shall have the meaning set forth in the Preamble.

1.3. “cGMP” means current Good Manufacturing Practices and includes the Medical Device Quality Systems Regulations (“QSR”, as defined in Section 1.29 below) in the United States existing on the Effective Date, as promulgated by the FDA.

1.4. “Claims” shall have the meaning set forth in Section 14.1.

1.5. “Confidential Information” shall have the meaning set forth in Section 11.1.

1.6. “Contract Year” shall have the mean the period from the Effective Date or an anniversary thereof until the next anniversary of the Effective Date. The “First Contract Year” is therefore the period of time between the Effective Date and the first anniversary of the Effective Date.

1.7. “Defective Licensed Product” means Licensed Product that does not meet the Specifications in Schedule 4.2 or the warranties in Section 9.

1.8. “Disclosing Party” shall have the meaning set forth in Section 11.1.

1.9. “Effective Date” shall have the meaning set forth in the Preamble.

1.10. “FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.

1.11. “Field of Use” shall mean all uses related to the treatment, cure, or relief of humans for periodontal diseases and/or the repair, restoration or reconstruction of oral and cranio-maxillofacial osseous defects, and all other dental and maxillo-facial applications.

1.12. “Finished Product” shall mean the Licensed Product labeled, packaged and sterilized, ready for commercial sale and distribution.

1.13. “Know-How” shall mean, without limitation, ideas, concepts, inventions, discoveries, data, formulae, specifications, processes, procedures for experiments and tests and other protocols, results of experimentation and testing, media formulations, fermentation, recovery and purification techniques and assay protocols whether or not covered by any patent, copyright design, trademark or other industrial or intellectual property rights relating to the Licensed Product.

1.14. “Licensed Mark” shall have the meaning set forth in Section 8.2.

1.15. “Licensed Patents” shall mean the patents and patent applications listed on Schedule 1.16, as updated from time to time.

1.16. “Licensed Patent Rights” means all rights under the Licensed Patents that are granted to the KEYSTONE DENTAL by NIBEC in Section 2.2.1.

1.17. “Licensed Product” shall mean the OCS-B anorganic bovine bone product manufactured by NIBEC.

1.18. “Licensed Technology” shall mean Know-how and the Licensed Patent Rights.

1.19. “KEYSTONE DENTAL” shall have the meaning set forth in the Preamble.

1.20. “MDB” shall mean the Medical Devices Bureau of the Therapeutic Products Directorate of Health Canada.

1.21. “NIBEC” shall have the meaning set forth in the Preamble.

1.22. “Party” or “Parties” shall have the meaning set forth in the Preamble.

1.23. “Product” shall have the meaning set forth in the Recitals.

1.24. “QSR” means Quality System Regulation in the United States as promulgated by the FDA.

1.25. “Receiving Party” shall have the meaning set forth in Section 11.1.

1.26. “Regulatory Approval” shall mean the approval of a filing of a Section 510(k) premarket notification or Premarket Approval Application in the United States, a Medical Device License in Canada, and similar filings in other countries.

1.27. “Regulatory Authority” shall mean the FDA in the United States, the MDB in Canada and similar agencies in other countries.

1.28. “Representatives” shall have the meaning set forth in Section 11.2.

1.29. “Sales Restrictions” shall have the meaning in Section 2.1.2.

1.30. “SOP” shall have the meaning set forth in Section 7.3.

1.31. “Specifications” means the specifications for Licensed Product attached hereto as Schedule 4.2.

1.32. “Term” shall have the meaning set forth in Section 13.1.

1.33. “Territory” shall mean the United States, Canada, Chile and all of the countries included in the European Union.

1.34. “Transfer Price” shall have the meaning set forth in Section 5.1.

1.35. “Unit(s)” shall mean one individual package containing the Licensed Product in a vial, syringe or bowl, in the unit sizes listed on Schedule 5.1.1.

1.36. “USD” shall mean United States dollars.

Capitalized terms used but not defined in this Agreement shall have the definitions set forth herein, as applicable.

2. DISTRIBUTORSHIP, SUBLICENSES AND REGULATORY APPROVAL

2.1.	Distributorship Appointment and Conditions.

2.1.1.

Appointment. Conditioned upon KEYSTONE DENTAL’s continued satisfaction of the terms and conditions of this Agreement, NIBEC hereby appoints KEYSTONE DENTAL, and KEYSTONE DENTAL hereby accepts its appointment, as NIBEC’s exclusive distributor of the Licensed Product to customers in the Territory for use in the Territory only in the Field of Use. KEYSTONE DENTAL agrees that it shall not offer for sale, sell, license or otherwise distribute the Licensed Product acquired by it from any entity other than directly from NIBEC without the prior written approval of NIBEC.

2.1.2.

Sales Restrictions. KEYSTONE DENTAL shall limit its sales activities with respect to Licensed Product to customers located in the Territory. KEYSTONE DENTAL shall refrain from, directly or indirectly, marketing, licensing or selling Licensed Product outside of the Territory without prior written approval of NIBEC (the “Sales Restrictions”). Should KEYSTONE DENTAL become aware, either by itself or by notice from NIBEC, of any sales by KEYSTONE DENTAL of the Licensed Product in violation of the Sales Restrictions, it shall cease selling to the customer(s) involved in such sales. Nothing herein shall prohibit KEYSTONE DENTAL from selling the Licensed Product to any licensed dentist, periodontist or oral surgeon at any trade show or medical convention in the Territory, notwithstanding the risk that such person might use the Licensed Product outside of the Territory. KEYSTONE DENTAL shall only sell the Licensed Product in accordance with applicable laws.

2.1.3.

Independent Contractor Status. The relationship of NIBEC and KEYSTONE DENTAL established by this Agreement is that of independent contractors, and neither Party is an employee, agent, partner or joint venturer of the other. KEYSTONE DENTAL shall not be considered an agent or legal representative of NIBEC for any purpose, and neither shall KEYSTONE DENTAL nor any director, officer, agent, or employee of KEYSTONE DENTAL be, or be considered, an agent or employee of NIBEC. All sales and other agreements between KEYSTONE DENTAL and its customers are KEYSTONE DENTAL’s sole responsibility and will have no effect on NIBEC’s obligations under this Agreement.

2.1.4.

Operations and Expenses. The operations of KEYSTONE DENTAL under this Agreement are subject to the sole control and management of KEYSTONE DENTAL. KEYSTONE DENTAL shall be responsible for all of its own expenses and employees. KEYSTONE DENTAL shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement.

2.1.5.

Additional Countries. KEYSTONE DENTAL will initially have the exclusive license and right to distribute the Licensed Product in the Field of Use in the United States, Canada, Chile and all countries within the European Union. In the case of sales in any other country (other than Korea) where it seeks to register the Licensed Product, KEYSTONE DENTAL shall obtain the exclusive right from NIBEC based on the agreement between NIBEC and KEYSTONE DENTAL as well as subject to the following conditions

(i)

NIBEC has not previously granted the distribution and license rights for the Licensed Product to a third party for the Field of Use in the applicable country; provided, however, that NIBEC shall not grant distribution and license rights to the Licensed Product to any third Party for the Field of Use in any other countries outside the Territory and Korea without first offering such distribution and license rights to KEYSTONE DENTAL in good faith; and

(ii)

NIBEC and KEYSTONE DENTAL agree to an amendment to this Agreement regarding development of the Licensed Product in the country and establish a sales target which KEYSTONE DENTAL would be required to meet in order to maintain the exclusive distribution and license rights in the country.

2.1.6.

No Other Rights. Except as expressly provided in this Agreement, no right, title or interest is granted by NIBEC to KEYSTONE DENTAL. By this Agreement, no right, title or interest is granted by NIBEC to KEYSTONE DENTAL relating to products other than Licensed Product.

2.2.	License/Subdistributors

2.2.1.

License. NIBEC hereby grants KEYSTONE DENTAL an exclusive license to all rights under the Licensed Mark and an exclusive right (exclusive even to NIBEC) to import, offer to sell and sell the Licensed Product under Licensed Patents listed on Schedule 1.16, in the Territory which may be extended to other countries pursuant to the terms of Section 2.1.5. KEYSTONE DENTAL shall have no right to make or manufacture pursuant to the exclusive license granted.

2.2.2.

Sublicensees/Subdistributors. KEYSTONE DENTAL may sublicense its exclusive rights under this Agreement to one or more sublicensees or subdistributors in order to allow KEYSTONE DENTAL sell the Licensed Product through its international sales channels. NIBEC shall have the right to approve of the selection of any future KEYSTONE DENTAL sublicensee or subdistributor, such approval not to be unreasonably denied, conditioned or delayed. Any such sublicense or subdistribution agreement shall be consistent with the terms of this Agreement. NIBEC hereby consents to the sublicense by KEYSTONE DENTAL of its rights hereunder to all distributors that KEYSTONE DENTAL uses as of the date hereof, a list of which is provided on Schedule A attached hereto.

2.3.	Regulatory Approval.

2.3.1.

Regulatory Filings. NIBEC has received all required Regulatory Approvals for the sale of the Licensed Product in the United States and the European Union and has applied for all required Regulatory Approvals required for the sale of the Licensed Product in Canada. NIBEC shall be solely responsible, at its sole expense, for obtaining and maintaining the Regulatory Approvals for the Licensed Product in the Territory. It will prepare all registration dossiers and applications in order to seek the required Regulatory Approval for the Licensed Product and prosecute said applications through to Regulatory Approval, NIBEC shall use its best efforts to receive Regulatory Approval in Canada as soon as reasonably practicable and shall work with KEYSTONE DENTAL to prioritize regulatory applications in other countries outside the Territory.

2.3.2.

Regulatory Communications. NIBEC will manage all communications related to all filings for Regulatory Approvals. NIBEC will provide KEYSTONE DENTAL copies of all written communications relating to the Licensed Product from any Regulatory Authority within ten (10) days of receipt of any such communication or of a filing by NIBEC with any Regulatory Authority.

2.3.3.

NIBEC Facility Registration. NIBEC shall register its manufacturing facilities with each Regulatory Authority in each country in the Territory and in such jurisdictions as is required by KEYSTONE DENTAL as may be necessary to permit sale of the Licensed Product in a country. NIBEC shall be responsible for payment of all establishment registration fees associated with any such registration if required in Canada, the United States, Europe or Korea.

2.3.4.

NIBEC Regulatory Approval Support. NIBEC shall be solely responsible for providing necessary information to KEYSTONE DENTAL in the Territory, including all of the information on sourcing, manufacture and testing of the Licensed Product set forth on Schedule 2.3.4. NIBEC alone shall bear all the costs and expense of preparing such information. KEYSTONE DENTAL agrees that all such information will be considered NIBEC’s confidential information and property, and shall be protected as such under the terms and conditions of Section 11 hereinafter.

2.4.	Studies.

2.4.1.

NIBEC. NIBEC shall design, fund and conduct or have conducted all in vitro, animal and human studies that are necessary to obtain Regulatory Approval of the Licensed Product in the Territory, including any and all viral inactivation studies.

2.4.2.

KEYSTONE DENTAL. KEYSTONE DENTAL shall design, fund, and conduct or have conducted any or all in vitro, animal or human studies as may be needed, in KEYSTONE DENTAL’s discretion to support the marketing and commercialization of the Licensed Product in the Territory.

2.5. R&D Samples. NIBEC shall provide KEYSTONE DENTAL with free sterile evaluation samples for use by KEYSTONE DENTAL in research and development activities, namely any in vitro, animal or human studies reasonably required for applications for Regulatory Approval.

3. SUPPLY OF PRODUCT

3.1. General. During the Term, NIBEC shall be the sole and exclusive supplier of Licensed Product to KEYSTONE DENTAL and KEYSTONE DENTAL shall purchase all of its requirements for Licensed Product only from NIBEC and shall offer to sell, sell, and otherwise commercialize Licensed Product, directly and through subdistributors, only in accordance with this Agreement. NIBEC shall manufacture the Licensed Product for KEYSTONE DENTAL in accordance with Specifications (Schedule 4.2) and quality systems requirements.

3.2. Rolling Forecasts. No later than thirty (30) days after the Effective Date, KEYSTONE DENTAL will provide to NIBEC a forecast of its requirements for the Licensed Product during each of the ensuing six (6) calendar quarters. On the first day of the second month of each calendar quarter, KEYSTONE DENTAL shall update the forecasted requirements for each of the calendar quarters covered by the previous forecast and shall include forecasted requirements for an additional calendar quarter. Each forecast provided in accordance herewith shall specify the amount of the Licensed Product required by KEYSTONE DENTAL in each month of each covered calendar quarter in Finished Product. The requirements for each of the first two quarters covered by such forecast are binding, and KEYSTONE DENTAL shall (i) submit Purchase Orders for such binding requirements together with the forecast, and (ii) purchase and pay for One Hundred percent (100%) of the binding forecasted requirements in accordance with Section 5.1.2 herein and NIBEC shall manufacture and deliver all such Licensed Product included in such binding order in accordance with the terms hereof.

3.3. Purchase Orders. Purchase orders must be received by NIBEC a minimum of ninety (90) days prior to the requested ship date. NIBEC will accept and fulfill all purchase orders that comply with the terms of this Agreement so long as the ordered quantities of Licensed Product do not exceed the forecasted requirements for the month in which delivery is requested. NIBEC will use commercially reasonable efforts to fill any purchase order for quantities of the Licensed Products that exceed the forecasted requirements for the month in which delivery is requested as promptly as practicable, but NIBEC cannot guarantee that it will be able to fulfill any such order by the requested delivery date.

3.4. Marketing/Minimum Purchase Obligations. No later than December 31, 2013, NIBEC and KEYSTONE DENTAL shall mutually agree on the Annual Minimum Purchase Amounts for each of the remaining years of this Agreement and such Annual Minimum Purchase Amounts shall be included with this Agreement as Schedule 3.4. In the event KEYSTONE DENTAL fails to achieve the Annual Minimum Purchase Amount in any Sales Year of the Agreement, NIBEC may, in its sole discretion, terminate the exclusivity of the license and distribution rights granted to KEYSTONE DENTAL in Section 2 and appoint one or more additional distributors of the Licensed Product in the Territory; provided, however, that NIBEC shall not have the right to terminate KEYSTONE DENTAL’s exclusivity if KEYSTONE DENTAL fails to achieve the applicable Annual Minimum Purchase Amount due to a failure to supply by NIBEC for any reason and/or any regulatory problem or delay that affects sales of the Licensed Product in the Territory resulting from an action or omission of NIBEC. Should KEYSTONE DENTAL’s exclusivity be terminated, any additional distributor appointed by NIBEC shall be solely responsible for obtaining any Regulatory Approval necessary for its sale of the Licensed Product in the Territory without the aid or assistance of KEYSTONE DENTAL.

3.5. Addressee of Rolling Forecasts, Firm Orders and Sales Reports. All rolling forecasts and purchase orders shall be sent by KEYSTONE DENTAL to the person at the address identified on Schedule 3.5 as such may be amended from time to time by NIBEC.

3.6. Additional or Different Terms. Any rolling forecasts, purchase orders, confirmations, acceptances, advices and similar documents submitted by KEYSTONE DENTAL in conducting the activities contemplated under this Agreement are for administrative purposes only and any legal terms that may be included on such forms shall not add to or modify the provisions of this Agreement. To the extent there are any conflicts or inconsistencies between this Agreement and any such document, the provisions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the Parties.

4. DELIVERY AND INSPECTION

4.1. Terms of Delivery. All shipments of Licensed Product shall be on a first-to expire, first out basis from the NIBEC’s facility in Jincheon, Korea, and will have a shelf life remaining of not less than thirty (30) months when shipped unless otherwise agreed by the Parties in writing. Title and risk of loss or damage to any shipment of Licensed Product sold by NIBEC to KEYSTONE DENTAL hereunder shall pass to KEYSTONE DENTAL upon delivery of Licensed Product by NIBEC to the carrier for shipment to KEYSTONE DENTAL. Unless otherwise agreed upon by the Parties or instructed by KEYSTONE DENTAL, NIBEC may select a carrier for the account and risk of KEYSTONE DENTAL. All shipments shall be made at the expense of KEYSTONE DENTAL. KEYSTONE DENTAL shall pay freight and other expenses associated with exporting and importing the Licensed Product.

4.2. Accompanying Documentation. With each shipment of Licensed Product, NIBEC shall provide KEYSTONE DENTAL with (a) commercially appropriate shipping documentation, including, without limitation, bills of lading and any additional documentation reasonably requested by KEYSTONE DENTAL, (b) a Certificate of Analysis for each batch, and a warranty that the Licensed Product provided in each shipment is free from defects; (c) a Certificate of Conformance that shall record conformance of the shipment with the Specifications in Schedule 4.2; the QSR and/or cGMP and Regulatory Approvals for the Licensed Product; and (d) an invoice for the amount of Licensed Product delivered in such shipment. Containers shipped with Licensed Product shall be properly marked as reasonably requested by KEYSTONE DENTAL. NIBEC shall include a copy of the USDA import for the Licensed Product obtained by KEYSTONE DENTAL pursuant to Section 6.5 with each shipment.

4.3. Packaging and Labeling. Product labeling, packaging and product inserts for use in the Territory shall be in accordance with regulations promulgated by the applicable Regulatory Authority. NIBEC will be identified on the labeling as manufacturer of the Licensed Product marketed and sold by KEYSTONE DENTAL. If KEYSTONE DENTAL requests that NIBEC provide the Licensed Product in Finished Product form, KEYSTONE DENTAL will provide NIBEC with copies of all labels to be used for all vials and syringe labels, all cartons, all inserts and all shipping containers.

4.4.	Inspection of Licensed Product.

4.4.1.

Upon KEYSTONE DENTAL’s receipt of a shipment of Licensed Product, KEYSTONE DENTAL shall inspect Licensed Product and the documentation accompanying such shipment. KEYSTONE DENTAL shall promptly, but in no event more than ten (10) calendar days after receipt of such shipment, notify the NIBEC of any Defective Licensed Product or error in the documentation and provide a detailed description of the Defective Licensed Product or the error. If KEYSTONE DENTAL does not notify NIBEC of any Defective Licensed Product or error in the documentation accompanying any shipment within ten (10) calendar days after KEYSTONEDENTAL’s receipt of a shipment of Licensed Product, KEYSTONE DENTAL shall be deemed to have accepted such shipment; provided, however, that if any latent defect in the product is discovered after such period, and that defect could not have been discovered by tests and methods available to KEYSTONE DENTAL at the time of receipt, the product shall not be deemed accepted and KEYSTONE DENTAL shall have the remedies specified in this Section 5.3 and by Section 8.

4.4.2.

Should KEYSTONE DENTAL reject any Licensed Product as Defective Licensed Product or find any discrepancy between the shipping documents and Licensed Product received, and subject to acknowledgement of such Defective Licensed Product or shipment error by NIBEC, NIBEC, shall provide to KEYSTONE DENTAL a replacement shipment of the missing or Defective Licensed Product as promptly as possible, but in no event more than ninety (90) calendar days after such notice as KEYSTONE DENTAL’s sole and exclusive remedy for the Defective Licensed Product or the shipment error, and KEYSTONE DENTAL shall return to NIBEC at NIBEC’s expense or destroy, at NIBEC’s option, any Defective Licensed Product.

4.4.3.

Except to the extent KEYSTONE DENTAL provides notice to NIBEC in accordance with Section 4.4.1, all Licensed Product delivered to KEYSTONE DENTAL shall be deemed accepted by KEYSTONE DENTAL ten (10) calendar days after KEYSTONE DENTAL’s receipt thereof. In addition, if any shipment of Licensed Product fails to meet the Specifications as a result of a cause occurring after receipt of Licensed Product by KEYSTONE DENTAL, including, without limitation, storage or handling not conforming with NIBEC’s written storage and handling instructions as specified in Schedule 4.6, NIBEC shall not be responsible for such failure.

4.4.4.

Should KEYSTONE DENTAL reject any Licensed Product as Defective Licensed Product, and NIBEC does not acknowledge that the Licensed Product is Defective Licensed Product, a representative sample of Licensed Product in question shall be referred to an independent third party laboratory agreed to by the Parties for testing for conformance with the Specifications in Schedule 4.2. If the Licensed Product in question is found not to conform, KEYSTONE DENTAL shall have the remedies set forth in Section 4.4.2, and NIBEC shall pay the costs of the third party testing. If the Licensed Product in question is found in conformance, KEYSTONE DENTAL shall pay the invoice for the Licensed Product in question within fifteen (15) days of receipt of the testing results and KEYSTONE DENTAL shall pay the costs of the third party testing.

4.5.	Inspection of Manufacturing Records and Facilities.

4.5.1.

NIBEC shall make itself available to KEYSTONE DENTAL for audits of its manufacturing records, facilities and quality systems, not more than once per calendar year (except where a recall occurs), during regular business hours and upon ten (10) business days advance written notice to NIBEC. NIBEC will permit KEYSTONE DENTAL to inspect its facility(ies) and records, including standard operating procedures, quality assurance manufacturing records, validation records, batch production records and other records (excluding financial records) directly related to the supply of Licensed Product as required by applicable regulations in the Territory. KEYSTONE DENTAL understands that NIBEC may delay such inspection for a period of up to thirty (30) days if, in its good faith judgment, such delay is necessary to avoid a significant disruption to NIBEC’s business. The sole purpose of KEYSTONE DENTAL’s audit shall be to review the compliance of NIBEC with applicable regulatory requirements, Regulatory Approvals, and specifications.

4.5.2.	Cost. Each Party is responsible for its own costs relating to any audit or any Regulatory Authority inspection.

4.5.3.

Notice Waiver. In the event of a Product Notification or Recall, as described in Section 7 of this Agreement, the ten (10) business day advanced notification requirement for audits by KEYSTONE DENTAL will be waived by the NIBEC and both Parties will negotiate an immediate audit date in good faith. The date for such audit shall not be more than five (5) business days from the date of the notification.

4.6. Storage of Licensed Product. KEYSTONE DENTAL shall ensure the storage of Licensed Product according to the instructions given by NIBEC and specified in Schedule 4.6 and according to the regulatory requirements applicable, also including the administration necessary for tracing by all Licensed Product sold and/or in stock in the Territory.

5. TRANSFER PRICE

5.1.	Transfer Price.

5.1.1.

Price. KEYSTONE DENTAL will purchase Licensed Product from NIBEC at a transfer price as of the Effective Date, Ex Works, Jincheon, Korea, as provided in Schedule 5.1.1, which may be updated from time to time to include new configurations of the Licensed Product or as may be adjusted for cost increases or volume discounts as set forth in Sections 5.1.1.1, 5.1.1.2, or 5.2 (shall be determined by the discussion of both parties)

5.1.1.1. Inflation. At its sole discretion, NIBEC may increase the transfer pricing for Licensed Product annually by not more than a percentage equal to the percentage increase, if any, in the Consumer Price Index for the most recent month in which the Index is available over the Consumer Price Index for the corresponding month in the previous year. For purposes of this provision, the term “Consumer Price Index” shall mean the “Index Number” for “All Items” as published in the Revised Consumer Price Index—Cities (46 mo. Avg. 1982-84 = 100) by the Bureau of Labor Statistics of the U.S. Department of Labor. NIBEC shall provide KEYSTONE DENTAL ninety (90) days notice of such transfer price increase.

5.1.1.2. Regulatory Requirements or Increased Costs. If during the Term there are any changes in QSR, cGMPs or any other law, rule or regulation affecting the manufacture and sale of Licensed Product or an increase in total production cost of greater than three percent (3%) of the total production cost the preceding year, including costs of ingredients, containers, or other components, then NIBEC shall have the right to pass this percentage cost increase above three percent (3%) on to KEYSTONE DENTAL upon ninety (90) days written notice.

5.1.2.	Payment Terms. Price is Ex Works, Jincheon, Korea and terms are net thirty (30) days from shipment. NIBEC will issue an invoice to KEYSTONE DENTAL at shipment.

5.2. Volume Discounts. No later than December 31, 2013, NIBEC and KEYSTONE DENTAL will agree to targets for purchases of the Licensed Product by KEYSTONE DENTAL, with escalating discounts (by increase in percentage off price) based on increased purchases of the Licensed Product.

6. OPERATIONAL MATTERS

6.1.	Regulatory.

6.1.1.

Requirements. NIBEC shall manufacture the Licensed Product in accordance with the Regulatory Approvals for the Licensed Product in the Territory, the Specifications as set forth on Schedule 4.2, its ISO Certification, the QSR and all similar applicable regulations.

6.1.2.

ISO. NIBEC shall maintain its ISO Certification for the Licensed Product and shall provide KEYSTONE DENTAL with copies of its Quality Systems Certificates as KEYSTONE DENTAL may request from time to time. The Parties shall enter into a Quality Agreement within thirty (30) days of the Effective Date.

6.1.3.

Herd Control. NIBEC shall implement and maintain proper control of the herds of cattle used to source the bone used in the manufacture of the Licensed Product. This control will include all FDA and other requirements of Regulatory Authorities. NIBEC shall not institute any changed in herd control measures without prior written approval of KEYSTONE DENTAL.

6.1.4.

Support. NIBEC shall provide KEYSTONE DENTAL with any and all information as to the sourcing of and manufacture of the Licensed Product necessary for KEYSTONE DENTAL’s development and Regulatory Approval of the Licensed Product in the Territory.

6.2. Regulatory Responsibility. NIBEC shall have primary responsibility for all communications with Regulatory Authorities in the Territory concerning the Licensed Product, but shall provide KEYSTONE DENTAL with copies of all filings, communications or other correspondence with any Regulatory Authority promptly after receipt.

6.3.	Marketing.

6.3.1.

KEYSTONE DENTAL shall extend commercially reasonable diligence to launch the Licensed Product and market it after Regulatory Approval and to use commercially reasonable efforts to actively promote the marketing, sale, after sales service and distribution and the use of Licensed Product, in accordance with Licensed Product’s instructions for use, by all potential and existing customers within the Territory. All expenses concerning the facilities, operations and personnel, as may be required to carry out KEYSTONE DENTAL’s obligations under the Agreement, shall be the responsibility of KEYSTONE DENTAL, and KEYSTONE DENTAL agrees that it shall incur no expense chargeable to NIBEC.

6.3.2.	KEYSTONE DENTAL shall be solely responsible for managing all issues relating to the reimbursement for use of the Licensed Product in the Territory.

6.3.3.

Samples. NIBEC shall provide KEYSTONE DENTAL at no cost to KEYSTONE DENTAL with Five Hundred (500) free marketing demonstration samples permitting it to promote use of the Licensed Product in the Territory. Samples shall be marketed “SAMPLE: For Demonstration Purposes Only. Not for human use” and shall be provided clean sterile or clean not sterile, in NIBEC’s discretion. NIBEC will supply KEYSTONE DENTAL with 1000 non-sterile demonstration samples of the unit size of KEYSTONE DENTAL’s choice, bulk-packaged and unlabeled annually at a discount of Fifty Percent (50%) of the price.

In addition, NIBEC shall provide KEYSTONE DENTAL Two Hundred (200) units of the Licensed Product for Sales in Europe in no later than 30 days the Effective Date for the Licensed Product and Three Hundred (300) units to facilitate launch of the Licensed Product. Fifty Percent (50%) of the samples will be 0.25g and the other Fifty Percent (50%) shall be 0.5g. Any additional samples requests shall be paid for by KEYSTONE DENTAL at cost.

KEYSTONEDENTAL shall not sell any such samples.

6.3.4.	Distribution. KEYSTONE DENTAL alone shall manage all aspects of distribution of the Licensed Product in the Territory to its customers.

6.4. Quality in Marketing. KEYSTONE DENTAL shall maintain marketing and promotional standards as such standards may be set forth by reasonable advance notice from NIBEC to KEYSTONEDENTAL from time to time. KEYSTONE DENTAL shall permit NIBEC to have the marketing and promotional standards of KEYSTONE DENTAL reviewed by a Non-Affiliate of NIBEC to whom KEYSTONE DENTAL has no reasonable objection for the sole purpose of determining that this policy is followed.

6.5. Import Laws. KEYSTONE DENTAL accepts exclusive responsibility and liability for complying with all export, import, and customs laws and regulations applicable to KEYSTONE DENTAL’s import and sale of Licensed Products, including but not limited to any requirements that this Agreement or any other document in connection herewith be registered with or approved by any governmental authority in order to effectuate the purposes of this Agreement. KEYSTONE DENTAL as importer shall be responsible for obtaining and maintaining annual permits from the United States Department of Agriculture, Animal and Plant Health Inspection Service, to permit import of the Licensed Product into the United States. NIBEC shall be responsible for providing KEYSTONE DENTAL with all of the information about the NIBEC Product needed for KEYSTONE DENTAL to file and maintain such permit. KEYSTONE DENTAL will provide NIBEC with a copy of each such permit once issued or renewed.

7. PRODUCT NOTIFICATIONS AND RECALL

7.1. Notification by KEYSTONE DENTAL. KEYSTONE DENTAL will: (a) notify NIBEC pursuant to Section 16.6 in writing of any claim or proceeding involving Licensed Product within ten (10) calendar days after KEYSTONE DENTAL learns of such claim or proceeding; and (b) report promptly to NIBEC all claimed or suspected defects in Licensed Product by facsimile to 011-82-43-532-1713.

7.2. Adverse Events/Recalls. KEYSTONE DENTAL will notify NIBEC of all potential adverse experiences and/or injuries, serious and non-serious, no later than three (3) business days after KEYSTONE DENTAL first learns of the event, unless the potential adverse experience and/or injury is serious or life-threatening, in which case KEYSTONE DENTAL’s notification to NIBEC will be no later than twenty-four (24) hours after KEYSTONE DENTAL first learns of the event. NIBEC shall report all adverse experience reports and other pharmacovigilance information to Regulatory Authorities in the Territory. The Parties shall enter into a

Pharmacovigilance Agreement within thirty (30) days of the Effective Date. If a product investigation by a party or government office or agency results in a potential product recall or correction of the Licensed Product, NIBEC shall retain full authority and responsibility for decisions on such recall or correction. If NIBEC decides to conduct a recall or correction, NIBEC will provide written notice to KEYSTONE DENTAL that includes a summary of the reason for and implementation of such action. NIBEC shall provide such information as KEYSTONE DENTAL may reasonably require to prepare any customer notification of such recall or correction, which notification shall be issued by KEYSTONE DENTAL. Any such notification shall be sent by facsimile to (781) 328-3420 or email to lcacciola@keystonedental.com

7.3. Procedure. Any recall, correction or notification shall be handled in accordance with the recall, correction and customer notification policy and procedures maintained by KEYSTONE DENTAL (“SOP”). NIBEC shall reimburse all reasonable, necessary and documented costs for any recall of Licensed Product that are incurred by KEYSTONE DENTAL with the prior approval of the NIBEC.

8.	INTELLECTUAL PROPERTY

8.1. Patents.

8.1.1.

No Other License/Infringement. Except as provided in Section.2.2 herein, no license to or assignment of any patent, invention, patent right, material right, or trade secret anywhere in the world, KEYSTONE DENTAL or NIBEC is conveyed by this Agreement. If the Licensed Product, alone and not in combination with any other substance or object, infringes or misappropriates the rights of any third party, NIBEC shall have the right, at its option, to (i) procure the right to continue to supply the Licensed Product to KEYSTONE DENTAL for use as provided in this Agreement; or (ii) terminate this Agreement without liability to KEYSTONE DENTAL.

8.1.2.

Maintenance. NIBEC agrees that it will maintain all patents listed in Schedule 1.16 and pay all maintenance fees and renewals for such patents for as long as this Agreement remains in effect. NIBEC further agrees to protect all trade secrets and Know-How in order to establish and protect a proprietary position for the Licensed Product.

8.2. Use of the Licensed Mark. KEYSTONE DENTAL is permitted to but not required to use the product name OCS-B (the “Licensed Mark”) solely on and in connection with the sale of Licensed Product; however, KEYSTONE DENTAL shall not. use the Licensed Mark, or any trademark or trade name of NIBEC, as or as part of its corporate or business name or the name of any business entity or division which is controlled by it, whether an affiliate or otherwise. The use of the Licensed Mark shall be subject to the NIBEC’s approval. KEYSTONE DENTAL covenants that the materials in connection with which KEYSTONE DENTAL uses the Licensed Mark shall be of as high a quality as the materials in connection with which KEYSTONE DENTAL uses its own marks. Upon written request by the NIBEC, KEYSTONE DENTAL shall furnish to NIBEC, without charge, representative samples of all printed items used or to be used by KEYSTONE DENTAL that bear the Licensed Mark to ensure appropriate size, placement and usage of the Licensed Mark. KEYSTONE DENTAL does not have, and shall not acquire, any interest in any other of NIBEC’s trademarks or trade names. NIBEC’s name shall appear on the packaging and labeling for Licensed Product and in material included therewith to the extent required by law; and per Section 4.3. KEYSTONE DENTAL shall not otherwise use the name of NIBEC, or disclose the existence of this Agreement for any marketing, advertising or promotional purpose, without NIBEC’s prior written consent. All goodwill associated with use under LicensedMark by KEYSTONE DENTAL shall inure to the benefit of NIBEC. Should KEYSTONE DENTAL use the Licensed Mark in any country, NIBEC shall be solely responsible for obtaining and maintaining the registration therefore, and all costs relating thereto. NIBEC shall assume all risks of infringement associated there with and indemnify KEYSTONE DENTAL with regard to any claim of infringement relating thereto.

8.3. Adoption of Mark by KEYSTONE DENTAL. KEYSTONE DENTAL shall have the option to select and use its own trademark(s) for use on the Licensed Product in the Territory. If KEYSTONE DENTAL adopts its own trademark(s), the goodwill associated with use by KEYSTONE DENTAL of the mark shall inure solely to the benefit of KEYSTONE DENTAL. KEYSTONE DENTAL shall, in such case, be solely responsible for all costs of registration of the trademark(s) and maintenance thereof. KEYSTONE DENTAL shall assume all risk for use of the trademark(s) and indemnify NIBEC with regard to any claim of infringement relating thereto.

8.4. Transfer of Licensed Technology. In the event that NIBEC provides KEYSTONE DENTAL with summaries of Licensed Technology possessed by NIBEC (or any of its Affiliates) regarding the Licensed Product, KEYSTONE DENTAL may use such Licensed Technology solely in the Territory and only in furtherance of its rights and obligations hereunder.

9.	WARRANTIES AND LIMITATION OF LIABILITY

9.1. Limited Warranty. NIBEC warrants to KEYSTONE DENTAL that Licensed Product in each shipment (a) shall have been produced in accordance with QSR/cGMP; (b) shall conform to the Specifications set forth in Schedule 4.2 and the accompanying Certificate of Analysis on the date that the shipment is delivered to KEYSTONE DENTAL; and (c) shall not be adulterated or misbranded and shall be free from defects and shall comply with the U.S. Federal Food, Drug and Cosmetic Act and otherwise with all applicable laws or regulations in the Territory. Under no circumstances shall the warranty in this Section 9.1 apply to any Licensed Product which has been mislabeled by KEYSTONE DENTAL, misused, tampered with, customized, modified or damaged, or stored in violation of Schedule 4.6.

9.2. Exclusive Remedy. Except for negligence or gross misconduct by NIBEDC, in the event of any failure by a shipment of Licensed Product to conform, in any material respect, to the warranty set forth in Section 9.1, the only liability of NIBEC to KEYSTONE DENTAL, and KEYSTONE DENTAL’s sole and exclusive remedy, shall be NIBEC’s use of commercially reasonable efforts to replace the shipment in accordance with Section 4.4. Only in the event that Licensed Product received by KEYSTONEDENTAL does not conform to the Section 9.1 Warranty and after the use of commercially reasonable efforts to replace the shipment is unsuccessful, shall NIBEC refund payment to KEYSTONE DENTAL.

9.3. Disclaimer of Warranties. EXCEPT AS OTHERWISE SET FORTH HEREIN, NIBEC DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

10.	PATENT INFRINGEMENT

NIBEC shall have the sole authority to prosecute any infringement(s) of a Licensed Patent. NIBEC shall have sole authority to prosecute any infringement of the Licensed Mark. KEYSTONEDENTAL shall have the sole authority to prosecute the infringement of any mark developed and used by KEYSTONE DENTAL on the Licensed Product other than the Licensed Mark. In the event that KEYSTONE DENTAL becomes aware of any such infringement of a Licensed Patent or Licensed Mark by any third party or receives a warning letter or other notice of infringement from a third party, KEYSTONE DENTAL shall immediately notify NIBEC in writing. KEYSTONE DENTAL shall use its commercially reasonable efforts to comply, and shall similarly cause its officers, employees and representatives to comply, in any case at NIBEC’s sole expense, with any request from NIBEC (or NIBEC’s duly authorized representatives) related to the prosecution of any action against any such infringing third party. Nothing contained herein shall be construed as a warranty or representation that Licensed Product will be free from infringement of patents or trademarks of third parties.

11.	CONFIDENTIALITY

11.1. Definition. As used in this Agreement, “Confidential Information” means any proprietary or confidential information, technical data, trade secrets or know-how of a Party (the “Disclosing Party”), including, without limitation, research, product plans, products, service plans, services, business plans, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems and profit figures, finances and other business information disclosed to the other Party hereto (the “Receiving Party”) by or on behalf of the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property; provided that (a) any Confidential Information disclosed in tangible form will be marked as confidential and/or proprietary information by the Disclosing Party and (b) any Confidential Information disclosed in intangible form will be identified as confidential and/or proprietary information of the Disclosing Party at the time of disclosure and summarized in writing to the Receiving Party within thirty (30) days of its disclosure. The Parties agree that the provisions of this Agreement shall be considered the Confidential Information of both Parties and shall not be disclosed by either Party except as set forth in this Section 11.

11.2. Duties of Confidentiality and Non-Use. During the Term, and for a period of ten (10) years thereafter, the Receiving Party will maintain in confidence all Confidential Information disclosed to it by the Disclosing Party. The Receiving Party shall not use, disclose or grant use of the Disclosing Party’s Confidential Information except as required under this Agreement. To the extent that disclosure is authorized by this Agreement, the Disclosing Party shall obtain prior agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the “Representatives”) to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Receiving Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Representatives do not disclose or make any unauthorized use of such Confidential Information. Each Receiving Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.

11.3. Permitted Disclosure. Each Party and its Representatives may disclose Confidential Information to the extent such disclosure is reasonably necessary for the purpose of the implementation of this Agreement to individuals or entities bound by the same terms of Section 11 hereto, including, without limitation, for purposes of complying with any applicable statute or governmental regulation, and any required disclosure to a Regulatory Authority for approval of the Licensed Product.

12.	ASSIGNMENT

KEYSTONE DENTAL may not assign any of its rights to or under this Agreement with respect to any Licensed Product, without the express written consent of NIBEC, except to a purchaser of all or substantially all of its assets or a successor by merger or stock sale, or a purchaser of all or substantially all of its biomaterials business. Any assignment or purported assignment, without the express written consent of NIBEC shall be void.

13.	TERM AND TERMINATION

13.1. This Agreement is effective as of the Effective Date and will remain in effect during ten (10) years until July 30, 2023, (the “Term”). This Agreement shall automatically renew for successive two (2) year period for as long as NIBEC remains able to manufacture the Licensed Product.

13.2. This Agreement may be terminated immediately by either Party by giving written notice in accordance with the terms of Section 16.6 hereof, if:

13.2.1.

the other Party shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against that other Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or similar official for it or any substantial part of its property;

13.2.2.

through no act or omission of the terminating Party, the other Party becomes subject to an administrative or judicial order: (i) for material violations of laws or regulations; (ii) that prevents it from performing hereunder; or (iii) that interferes with carrying out its duties hereunder;

13.2.3.

the other Party goes into liquidation (except for the purposes of amalgamation or reconstruction in such manner that the company resulting therefrom effectively agrees to be bound by or assumes the obligations imposed on that other Party under this Agreement);

13.2.4.	anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to that other Party; or

13.2.5.	the other Party ceases, or threatens to cease, to carry on business.

13.3. In the event of a material default by a Party of a material obligation under this Agreement, including, but not limited to, failure to pay any moneys due excepting amounts as to which there is a legitimate dispute, the other Party may provide written notice to the defaulting Party. If the defaulting Party fails to cure such default within thirty (30) days (or ten (10) days in the case of amounts owing that are not subject to a good faith dispute) of such notice, this Agreement shall terminate in its entirety (except for such rights and obligations that expressly survive pursuant to Section 13.7) effective upon the expiration of such cure period.

13.4. Termination of this Agreement shall not prejudice any other right for remedy of either Party in respect of any breach.

13.5. Upon the termination of this Agreement for any reason:

13.5.1.

NIBEC shall be entitled (but not obliged) to repurchase from KEYSTONE DENTAL all or part of any stocks of the Licensed Product held by KEYSTONE DENTAL at a price equal to the price paid by KEYSTONE DENTAL to the NIBEC for such stocks, including any duties or taxes KEYSTONE DENTAL incurred in originally purchasing such Licensed Product from the NIBEC. TNIBEC shall, upon exercising such option, at the request of KEYSTONE DENTAL fulfill KEYSTONE DENTAL’s outstanding and commercially reasonable commitments for Licensed Product where KEYSTONE DENTAL has accepted orders from customers prior to the date of termination, unless the Agreement terminated pursuant to Section 13.4.

If NIBEC, in its sole discretion, does not exercise such option with respect to some or all of such unsold Licensed Product, KEYSTONE DENTAL may sell any remaining Licensed Product for a period of ninety (90) days after termination or expiration of this Agreement, unless the Agreement terminated pursuant to Section 13.4.

13.5.2.

KEYSTONE DENTAL shall at its own expense and within thirty (30) days send to NIBEC or otherwise dispose of in accordance with the directions of NIBEC all samples of Licensed Product and any advertising, promotional or sales material relating to Licensed Product then in the possession of KEYSTONEDENTAL.

13.5.3.

Outstanding unpaid invoices rendered by NIBEC in respect of Licensed Product shall become immediately due and payable by KEYSTONE DENTAL and invoices in respect of Licensed Product ordered prior to termination, but for which an invoice has not been submitted shall be payable immediately upon submission of the invoice.

13.5.4.

KEYSTONE DENTAL shall cease to promote, market or advertise Licensed Product or to make any use of the Licensed Mark or Licensed Technology other than for the purpose of selling stock in respect of which NIBEC does not exercise its right of repurchase.

13.5.5.

Any and all licenses and development, marketing, sales and distribution rights granted or proposed to be granted by NIBEC to KEYSTONE DENTAL for Licensed Product in the Territory shall immediately be null and void and, if applicable, revert back to NIBEC. NIBEC will thereafter be free to grant such rights to any other third party.

13.5.6.

KEYSTONE DENTAL shall refrain from making any further use whatsoever of Licensed Technology or Licensed Mark with respect to Licensed Product, except when any use is required by a governmental authority within the Territory. Upon the request of NIBEC, KEYSTONE DENTAL shall, promptly and free of charge, execute any document necessary to transfer to NIBEC or its nominee any approvals, licenses, regulatory submissions and/or similar requests for approval then on file, whether approved or not, which approvals, licenses, submissions or requests are directed specifically to the use of Licensed Product, and shall cooperate fully in assisting NIBEC in obtaining the approval of the appropriate regulatory authorities to transfer such licenses, approvals, submissions or requests. Further KEYSTONEDENTAL shall transfer to NIBEC all data, information and other documents relative to any such Licensed Product applications, licenses or approvals. NIBEC alone shall be solely responsible for any external costs associated with any such transfers: KEYSTONE DENTAL shall only be responsible for its internal costs associated with any such transfers.

13.5.7.	NIBEC may sell or grant others the right to sell or otherwise commercialize Licensed Product in the Territory.

13.6. NIBEC shall provide KEYSTONE DENTAL a minimum of one (1) year notice should it decide to discontinue manufacturing the Licensed Product. As a condition of such notice, NIBEC agrees to permit KEYSTONE DENTAL to increase any forecasted orders and agrees to supply KEYSTONE DENTAL with such orders.

13.7. Survival. Sections 5, 7, 8, 11, 13.7, 14 and 16, and any payment obligations of the Parties hereunder accruing prior to the date of termination; and any other provision herein expressly surviving termination or necessary to interpret the rights and obligations of the parties in connection with the termination of the term of this Agreement will survive the termination or expiration of this Agreement.

14.	INDEMNIFICATION; INSURANCE

14.1. Indemnification by NIBEC. NIBEC shall defend KEYSTONE DENTAL and its directors, officers and employees and any Affiliate from and against any and all claims and suits (“Claims”) brought by an independent third party to the extent based upon, and shall indemnify and hold KEYSTONE DENTAL and its directors, officers and employees and any Affiliate harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for product liability caused by failure of Licensed Product purchased by KEYSTONE DENTAL from NIBEC to conform to its Specifications, and for any claim of patent infringement relating to the manufacture or sale of the Licensed Product or any claim of trademark infringement relating to the use of the Licensed Mark.

14.2. Indemnification by KEYSTONE DENTAL. KEYSTONE DENTAL shall defend NIBEC and its directors, officers and employees and any Affiliate from and against any and all Claims brought by an independent third party to the extent based upon, and shall indemnify and hold NIBEC and its directors, officers and employees and any Affiliate harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for (a) any product liability or other claim relating to the unloading, storage, handling or disposal of Licensed Product resulting from the acts or omissions of KEYSTONE DENTAL, except to the extent caused by failure of Licensed Product to conform to its Specifications; (b) any failure by KEYSTONE DENTAL to comply with applicable laws in the Territory; and (c) any claim of trademark infringement relating to any trademark other than the Licensed Mark.

14.3. Conditions of Indemnification. A Party seeking indemnification shall give prompt written notice to the indemnifying Party of the commencement of any action, suit, or proceedings for which indemnification may be sought, and the indemnifying Party, through counsel satisfactory to the indemnified Party shall assume the defense thereof; provided, however, that the indemnified Party shall be entitled to participate in any such action, suit, or proceeding with counsel of its own choice, but at its own expense. If the indemnifying Party fails to assume the defense within a reasonable time, the indemnified Party may assume such defense and the fees and expenses of its attorneys will be covered by the indemnity provided for in Section 14.1 or 14.2 as applicable. Notwithstanding anything in this Section 14 to the contrary, an indemnifying Party shall not, without the written consent of the indemnified Party, which consent shall not be unreasonably withheld:

14.3.1.

settle or compromise any action, suit, or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of such action, suit, or proceeding; or

14.3.2.	settle or compromise any action, suit, or proceeding in any manner which may adversely affect the indemnified Party or its Affiliates.

14.4. Insurance. During the Term of the Agreement, each Party shall maintain a policy or policies of commercial general liability insurance, which includes product liability insurance, in such amounts as the parties may reasonably agree upon, and shall name the other Party as an additional insured under its policy.

15.	DISPUTE RESOLUTION

In the event of any dispute arising out of or in connection with this Agreement the Parties agree to submit the matter to settlement proceedings under the ICC ADR Rules. If the dispute has not been settled pursuant to the said Rules within forty five (45) days following the filing for ADR or within such other period as the Parties may agree in writing, such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce then in effect, by one arbitrator appointed in accordance with the said Rules of Arbitration. Any such arbitration will be held in San Francisco, California, United States of America. The language to be used in the arbitral proceedings shall be English.

16.	MISCELLANEOUS

16.1. Limitation of Liability.

16.1.1.

EXCEPT FOR ANY BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY SET FORTH IN SECTION 11 OR THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 14, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY LOSS OF PROFITS, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.1.2.

IN NO EVENT SHALL KEYSTONE DENTAL’S OR NIBEC’S TOTAL LIABILITY FOR DAMAGES FOR CLAIMS ARISING IN CONNECTION WITH LICENSED PRODUCT DELIVERED TO KEYSTONE DENTAL UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF PAYMENTS MADE TO NIBEC BY KEYSTONE DENTAL.

16.2. Severability. If any provision of this Agreement shall be found to be void, invalid or unenforceable, the same shall either be conformed to the extent necessary to comply with applicable law or stricken if not so conformable, so as not to affect the validity of this Agreement.

16.3. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, United States of America, without regard to its choice of law provisions. THE PARTIES FURTHER EXPRESSLY AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT.

16.4. Authority.

16.4.1.

Each Party hereby represents and warrants that (i) it is validly existing under the laws of its jurisdiction of organization; (ii) it has all the legal power and capacity necessary to own its properties, conduct its business, and enter into and perform this Agreement; (iii) it holds all licenses, permits, and authorizations from governmental entities necessary for such Party to enter into and perform its obligations under this Agreement; and (iv) the Party’s entry into and performance of this Agreement is duly authorized under all laws, regulations, governmental registrations, and governing documents applicable to the Party.

16.4.2.

Each person signing this Agreement and each Party hereto hereby represents and warrants that this Agreement is a valid and binding agreement of each respective Party and that each person signing this Agreement has been duly authorized to enter into this Agreement on behalf of the Party he or she is representing herewith, and that all necessary actions have been taken, including the observance of all necessary formalities, in order to make this Agreement the valid and binding obligation of the Party, enforceable according to its terms against the Party pursuant to the laws of the jurisdiction under which the Party is organized and existing.

16.4.3.

KEYSTONE DENTAL shall be bound by all purchase orders and other commitments given by individuals placed by KEYSTONE DENTAL in a position to communicate and deal with NIBEC, all of whom shall be conclusively presumed to be authorized to act on behalf of KEYSTONE DENTAL; provided, however, if KEYSTONE DENTAL furnishes NIBEC a written list of its employees or agents authorized to give purchase orders or other commitments, then NIBEC shall require at least one of such individuals to approve or ratify the purchase order or other commitment.

16.5. Notices. Any notice, request or other communication under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopy transmission with confirmation of receipt, or sent by internationally recognized overnight courier service to either Party at its address or telecopier number set forth below:

If to KEYSTONE DENTAL:	KEYSTONE DENTAL INC.
144 Middlesex Turnpike Burlington, MA 01803 USA

Attention: Chief Executive Officer
e-mail: mkehoe@keystonedental.com
Telecopier: (781) 328-3420

If to NIBEC:	NIBEC Co. Ltd.
7 Iwol electricity-electronic Agro-Industrial Complex, 1127 Sinwol-ri, Iwol-myeon, Jincheon-gun, Chungcheonguk-do Korea
Attention: Chong-Pyoung Chung, D.D.S., Ph.D.
e-mail: ccpperio@snu.ac.kr
Telecopier: +82-43-537-1714, +82-2-747-9647

Either Party by written notice to the other in accordance with the above may change the address or telecopier number to which such notices, requests or other communications to it shall be directed.

16.6. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each Party, and may be waived only by a written instrument duly executed by the Party to be bound. Notwithstanding anything to the contrary contained herein or therein no Party to this Agreement shall have the right to unilaterally terminate this Agreement because of any breach or breaches, material, fundamental or otherwise, of this Agreement by any other party hereto.

16.7. Waiver. No omission or delay on the part of either Party in requiring the due and punctual fulfillment by the other Party of any of its obligations hereunder shall constitute a waiver by the omitting or delaying Party of any of its rights to require such due and punctual fulfillment of any obligation hereunder, whether similar or otherwise, or a waiver of any remedy it may have hereunder or otherwise.

16.8. Force Majeure. Neither Party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war or threatened act of war, acts of terror or threatened acts of terror, civil unrest, or intervention of any governmental authority, but any such delay or failure shall be remedied by such Party as soon as is reasonably possible. If the force majeure event persists for longer than six (6) months, the other Party shall have the right to terminate this Agreement.

16.9. Headings. Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

16.10. Execution. This Agreement shall be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same agreement.

16.11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

KEYSTONE DENTAL INC.

By:
Name: Michael Kehoe
Title: President

NIBEC CO. LTD.

By:
Name: Chong-Pyoung Chung, D.D.S., Ph.D.
Title: CEO

Schedule 1.16 Licensed Patents

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Schedule 2.3.4 Regulatory Documentation

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Schedule 3.4 Marketing/Annual Minimum Purchase Amounts

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Schedule 3.5 Addresses for Rolling Forecasts, Firm Orders and Sales Reports

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Schedule 4.2 Specifications

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Schedule 4.6 Written Storage and Handling Instructions

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Schedule 5.1.1 Prices

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